Exhibit 99.4

Citadel Equity Fund Ltd.

Citadel Credit Trading Ltd.

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

November 22, 2004

James E. Bolin

c/o Citadel Investment Group, L.L.C.

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Re:  Metals USA, Inc. Options

Dear Jim:

This letter agreement confirms our understanding that you will hold certain options and act as nominee for the benefit of Citadel Equity Fund Ltd. and Citadel Credit Trading Ltd. (the “Citadel Funds”) with respect to certain options received by you from Metals USA, Inc. (the “Company”).  The parties confirm that the Company granted you a nonqualified stock option to purchase up to 22,500 shares of its common stock that will vest over a period of three years pursuant to a Stock Option Agreement, dated May 17, 2004 (as amended), by and between the Company and you.  You have agreed to hold such options for the benefit of and solely as the nominee of the Citadel Funds and do not claim or have any legal, beneficial or other interest in such options or in the Company other than being the record owner of the options on the books and records of the Company.  So long as such options shall be held in your name, you will hold such options solely as the nominee of the Citadel Funds, will exercise such options solely pursuant to the direction of the Citadel Funds, and will take only such other actions with respect to the options or the shares underlying the options as the Citadel Funds shall from time to time direct.  You further agree that you shall in no event be entitled to dividends or other economic interests incidental to being the record holder of the options, and in the event that you shall receive or become entitled to receive any property by virtue of holding such exercised shares, you shall promptly forward the same and cause the same to be transferred and assigned to the Citadel Funds.

Because this arrangement is for the Citadel Funds’ accommodation, the Citadel Funds have agreed to indemnify you and hold you forever harmless from and against any tax liability that you may incur by virtue of your holding such options or the shares underlying the options in your name or of acting at the Citadel Funds’ direction pursuant to the terms of this letter.  Said indemnity agreement shall not, however, relieve you from your obligations to hold and deal with said options or the shares underlying the options as described herein.

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The undersigned hereby agree that the foregoing correctly sets forth their agreement.

Sincerely,

CITADEL EQUITY FUND LTD.

	By:	Citadel Limited Partnership, its Portfolio Manager

	By:	GLB Partners, L.P., its General Partner

	By:	Citadel Investment Group, L.L.C., its General Partner

	By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing
Director and General Counsel

CITADEL CREDIT TRADING LTD.

	By:	Citadel Limited Partnership, its
Portfolio Manager

	By:	GLB Partners, L.P., its General Partner

	By:	Citadel Investment Group, L.L.C., its General Partner

	By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing
Director and General Counsel

ACKNOWLEDGED AND AGREED
THIS 22nd DAY OF NOVEMBER, 2004:

/s/ James E. Bolin
James E. Bolin